Exhibit 10.37

SECOND AMENDMENT

OF THE

SKY FINANCIAL GROUP, INC. NON-QUALIFIED RETIREMENT PLAN II

(Effective January 1, 2005)

WHEREAS, Sky Financial Group, Inc. (the “Company”) maintains the Sky Financial Group, Inc. Non-Qualified Retirement Plan II (the “Plan”) for a select group of its management and highly compensated employees;

WHEREAS, the Company has delegated authority to amend the Plan to the Sky Financial Group, Inc. Benefit Plans Committee (the “Committee”); and

WHEREAS, the Committee now considers it desirable to amend the Plan with respect to eligibility criteria for certain Plan participants.

Now, THEREFORE, pursuant to the power reserved to the Committee by Section 8.1 of the Plan, and by virtue of the authority delegated to the undersigned by resolution of the Committee, the Plan is hereby amended, effective January 1, 2007, by substituting the following for Section 1.20 of the Plan:

“1.20 ‘Eligible Employee’ means each employee of an Employer who is: (i) classified as a senior vice-president or higher and whom the Committee expects to earn Compensation of at least the amount in effect under Code Section 414(q)(1)(B) ($100,000 for 2007, adjusted periodically for cost-of-living increases); (ii) a commissioned salesperson whom the Committee expects to earn at least $150,000 in commissions per year; or (iii) designated by the Committee as an Eligible Employee; provided, however, that for purposes of determining eligibility to make deferral contributions under Section 2.2, the employee must also have received notification of his or her designation as an Eligible Employee from the Company’s Benefits Department in order to be an Eligible Employee.”

IN WITNESS WHEREOF, the undersigned Committee member hereby certifies that the foregoing is a true and correct copy of an Amendment duly adopted by Resolution of the Committee on November 14, 2006.

By:	/s/ Thomas A. Sciorilli
Date:	1-16-07